AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), entered into as of the 21 day of September, 1994, by and between Matador-Orchards, L.L.C., a Colorado limited liability company ("Purchaser"), and Orchards Investors, an Illinois general partnership ("Seller").

                                  WITNESSETH:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of One Million Two Hundred Thousand And No/100 Dollars ($1,200,000.00) (the "Purchase Price"), that certain property commonly known as World Savings Office Building, Loveland, Colorado legally described and depicted on Exhibit A attached hereto (the "Property"). Included in the Purchase Price is all of the personal property set forth in Exhibit B (the "Personal Property"). The Property and Personal Property specifically do not include the free standing automatic teller machine located at the Property.

2. PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     (a) Upon the execution of this Agreement, the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C; and

     (b) On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

3. TITLE COMMITMENT AND SURVEY.

     A. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by American Heritage Title Company as agent for First American Title Insurance Company, (hereinafter referred to as "Title Insurer") dated June 30, 1994 for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) the general printed exceptions contained in the standard title policy to be issued by Title Insurer based on the Title Commitment; (b) general real estate taxes not yet due and payable; (c) matters shown on the "Existing Survey" (hereinafter defined); (d) the title exceptions set forth in Schedule B of the Title Commitment as Numbers 7 through 29 inclusive, to the extent that same effect the Property; and (e) the "Reciprocal Easement Agreement" (as hereinafter defined). All the other exceptions to title shall be referred to as "Unpermitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject only to Permitted Exceptions (the "Title Policy"). Purchaser shall pay for the costs of the Title Commitment and Title Policy and any endorsements thereto.

     B. Purchaser has received a survey of the Property prepared by Intermill Land Surveying. (the "Existing Survey"). Purchaser shall pay for the costs of updating the Existing Survey and Seller shall deliver the updated survey (the "Updated Survey") to Purchaser within twenty-one (21) days after the date hereof. Purchaser hereby acknowledges that all matters disclosed by the Existing Survey are acceptable to Purchaser.

4. PAYMENT OF CLOSING COSTS.

     A. In addition to the costs set forth in Paragraphs 3A and B, Purchaser shall pay for the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction.

5. CONDITION OF TITLE.

     A. If, prior to Closing, a date-down to the Title Commitment or the Updated Survey disclose an Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment or the Updated Survey, as applicable, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equals or exceeds $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. The time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty
(30) day period. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5A, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     B. Seller agrees to convey fee simple title to the Property to Purchaser by special warranty deed ("Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6. CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     A. Except as provided in any indemnity provisions of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder except for Purchaser's obligations to indemnify Seller and restore the Property, as set forth more fully in Paragraph 7. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty.

     B. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall:
(i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impairs the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

(a) terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease, except for Purchaser's obligations to indemnify Seller and restore the Property, as set forth more fully in Paragraph 7; or

(b) proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under subparagraph (a) or subparagraph (b) of this Paragraph 6B. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under subparagraph (b).

If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7. INSPECTION AND AS-IS CONDITION.

     A. Seller can make no representations or warranties relating to the condition of the Property. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspections and investigations of the Property, and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of any hazardous materials or substances, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller, relating directly or indirectly to the existence of asbestos or hazardous materials or substances on, or environmental conditions of, the Property, whether known or unknown. As used herein, the term "hazardous materials or substances" means (i) hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601. et seq.; the Clear Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulator or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and (E) asbestos.

     B. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as specifically set forth herein, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

     C. Seller has provided to Purchaser the following existing reports: Phase I Environmental Site Assessment by Law Associates, Inc., dated July 31, 1992; Indoor Air Quality Survey by Walsh & Associates, Inc., dated February 4, 1993; and Air Quality Improvement Letter by Environmental Chemistry, Inc., dated May 16, 1994 ("Existing Reports"). Seller makes no representation or warranty concerning the accuracy or completeness of the Existing Reports. Purchaser hereby releases Seller from any liability whatsoever with respect to the Existing Reports, or, including, without limitation, the matters set forth in the Existing Reports, the accuracy and/or completeness of the Existing Reports. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Reports.

     D. Purchaser acknowledges that the lease between Seller and Broadview Financial Inc. ("Broadview") and the lease between Seller and Loveland Controls ("Loveland") may have terminated according to their terms on or shortly after Closing. Purchaser acknowledges that Seller and Loveland have entered into a thirty (30) day extension agreement which will extend the terms of the lease with Loveland to September 30, 1994. Neither Purchaser nor Seller shall enter into any negotiations with Loveland or Broadview during the period from the date hereof until the Closing Date.

8. CLOSING. The closing of this transaction (the "Closing") shall be on September 26, 1994 (the "Closing Date"), at the office of Title Insurer, Fort Collins, Colorado at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Colorado, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be paid for by Purchaser.

9. CLOSING DOCUMENTS.

     A. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the assumptions contained in the assignments set forth in paragraphs 9.B(iii) and (iv) the balance of the Purchase Price, and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     B. On the Closing Date, Seller shall deliver to Purchaser the following:

(i) the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

(ii) a quit claim bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

(iii) assignment and assumption of intangible property (in the form attached hereto as Exhibit G);

(iv) an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit H);

(v) non-foreign affidavit (in the form of Exhibit I attached hereto);

(vi) original, and/or copies of, leases affecting the Property in Seller's possession;

(vii) all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

(viii) possession of the Property to Purchaser;

(ix) an executed closing statement;

(x) notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit J); and

(xi) an updated rent roll.

     C. On the Closing Date, Purchaser and Seller shall execute that certain reciprocal easement agreement in the form of Exhibit K attached hereto (the "REA"), and Purchaser and Seller shall execute that certain easement agreement in the form of Exhibit L attached hereto (the "Easement"), which shall be recorded against the Property (immediately subsequent to the Deed and prior to any mortgage of Purchaser's lender, if any) and Seller's adjacent property as set forth in the REA and/or the Easement.

10. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER PURSUANT TO PARAGRAPH 7A HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12. PRORATIONS.

     A. Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; management fees in the amount of 6% or as specified in individual leases; real and personal property taxes prorated on a "net" basis (i.e. adjusted for all tenants' liability, if any, for such items); operating expenses which are reimbursable by the tenants for the period prior to the Proration Date less any amount previously paid by the Tenants shall be credited to Seller; and other similar items shall be adjusted ratably as of 11:59 p.m. on the later of: (a) the Closing Date or the actual date of the closing of this transaction ("Proration Date"), and credited to the balance of the cash due at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. Any refund of the storm drain fee paid by Seller to the Loveland Waste Water Division shall be the property of Seller, and if received by Purchaser, shall be delivered to Seller within five (5) days of receipt by Purchaser. The terms of the preceding sentence shall survive the Closing and the recording of the Deed. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to delinquent rent referred to in Paragraph 12B below and the storm drain fee referred to in this Paragraph 12A.

     B. All sums paid following the Closing Date by any tenant of the Property who is indebted under a lease for any period prior to and including the Closing Date shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay to Seller any amount of such Post-Closing Receipt in excess of amounts then currently due to Purchaser. Purchaser shall use its best efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder. Paragraph 12B of this Agreement shall survive the Closing and the delivery and recording of the deed.

13. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to The Real Estate Center, Inc. (to be paid by Seller). Seller's commission to The Real Estate Center, Inc. shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser shall indemnify, defend and hold Seller and Affiliates of Seller harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to The Real Estate Center, Inc. Purchaser shall undertake its obligations set forth in the preceding sentence using attorneys selected by Seller in Seller's sole determination. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16. SELLER'S REPRESENTATIONS AND WARRANTIES.

     A. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by William C. Kralovec (hereinafter collectively referred to as the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     B. Subject to the limitations set forth in Paragraph A of this Paragraph 16, Seller hereby makes the following representations and warranties, which representations and warranties are made to the best of Seller's knowledge and which shall not survive Closing: (i) Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property; (ii) Seller has the power to execute this Agreement and consummate the transactions contemplated herein; (iii) the rent rolls which Seller has submitted to the Purchaser and updated as of the Closing Date are accurate; and (iv) the unaudited historical financial information regarding the Property which Seller has submitted to the Purchaser is accurate.

17. LIMITATION OF LIABILITY. None of Seller's, nor any of its respective beneficiaries, shareholders, partners, officers, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

18. SELLER'S CONDITIONS PRECEDENT. Purchaser acknowledges that the performance of Seller's obligations under this Agreement shall be subject to Seller having unconditionally procured, using commercially reasonable efforts, on or before the Closing Date, the following (collectively hereinafter referred to as "Seller's Conditions Precedent"):

(i) consent to the sale of the Property to Purchaser from any adjacent landowners having approval rights over the sale of the Property; and

(ii) written approval from Sunlife of Canada to release their first mortgage on the Property upon terms reasonably acceptable to Seller.

If Seller has not satisfied all of Seller's Conditions Precedent, in Seller's reasonable opinion, on or before the Closing Date, Seller shall deliver written notice to Purchaser on or before the Closing Date electing either (1) to continue the use of commercially reasonable efforts to satisfy all of Seller's Conditions Precedent for an additional thirty (30) day period, in which event the Closing of this transaction shall be extended to the date which is five (5) days after the satisfaction of all of Seller's Conditions Precedent, but in no event later than thirty (30) days after the original Closing Date or (ii) to terminate this Agreement. If Seller has delivered written notice as aforesaid electing to terminate this Agreement, then this Agreement shall be terminated and the Earnest Money shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Seller nor Purchaser shall have any right, obligation or liability under this Agreement.

In the event Seller has elected to extend the date for satisfying Seller's Conditions Precedent in accordance with the terms hereof, then if Seller has not satisfied all of Seller's Condition Precedent, in Seller's reasonable opinion, on or before the expiration of said thirty (30) day period, Seller shall deliver written notice to Purchaser on or before the expiration of said thirty (30) day period stating that it has not satisfied all of Seller's Conditions Precedent, and this Agreement shall be terminated and the Earnest Money shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Seller nor Purchaser shall have any right, obligation or liability under this Agreement. In the event Seller does not deliver the written notice to Purchaser on or before the original scheduled Closing Date, or if applicable, the additional thirty (30) day period, Seller shall be deemed to have satisfied Seller's Conditions Precedent.

19. TIME OF ESSENCE.  Time is of the essence of this Agreement.

20. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or made by United States registered or certified mail addressed as follows, or delivered via telecopy at the numbers set forth below:

          TO SELLER:          c/o The Balcor Company
                              4849 Golf Road
                              Skokie, Illinois  60077
                              Attention:  Ilona Adams

     with copies to:          The Balcor Company
                              4849 Golf Road
                              Skokie, Illinois 60077
                              Attention:  Alan Lieberman
                              (708) 677-2900
                              (708) 982-4027 (FAX)

     and to:                  Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

          TO PURCHASER:       Matador-Orchards, L.L.C.
                              221 East 29th Street, Suite 242
                              Loveland, Colorado
                              Attention:  David Duke
                              (303) 663-4700
                              (303) 667-2321(FAX)

     and one copy to:         Hammond, Clark & White
                              200 East Seventh Street, Suite 418
                              Loveland, Colorado  80537
                              Attention:  Roger Clark, Esq.
                              (303) 667-1023
                              (303) 669-9380 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid, or upon receipt if delivered by telecopy. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

21. EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute three
(3) copies of this Agreement and four (4) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (1)  Earnest Money;

     (2)  One (1) fully executed copy of this Agreement; and

     (3) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

22. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Colorado, except that with respect to the retainage of the Earnest Money as liquidated damages the laws of the State of Illinois shall govern.

23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

24. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

25. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the 21st day of September, 1994.

                         PURCHASER:

                         MATADOR-ORCHARDS, L.L.C., a Colorado limited liability company

                         By:  /s/David Duke
                              ------------------------
                         Name: David Duke
                              ------------------------
                         Its:  Manager



                    SELLER:

                    ORCHARDS INVESTORS, an Illinois general partnership

                    By: BALCOR PENSION INVESTORS - III, an Illinois limited partnership, a general partner

                         By: BALCOR MORTGAGE ADVISORS - II, an Illinois general partnership, a general partner

                              By:  RGF-BALCOR ASSOCIATES - II, an Illinois
                                   general partnership, a general partner

                                   By:  THE BALCOR COMPANY, a Delaware
                                        corporation, a general partner

                                        By:  /s/William Kralovec
                                             -----------------------
                                        Name: William Kralovec
                                             -----------------------
                                        Its: Authorized Agent
                                             -----------------------

Cliff Johnson of The Real Estate Center, Inc. ("Purchaser's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Letter of Intent, dated June 30, 1994 between Seller and Purchaser's Broker (the "Listing Agreement"). Purchaser's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Purchaser's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Purchaser's Broker and a release stating that no other fees or commissions are due to it from Seller or Purchaser. Seller and Purchaser acknowledge that Purchaser's Broker represents Purchaser in this transaction.

                              THE REAL ESTATE CENTER, INC.

                              By:__________________________
                                   Cliff Johnson

                                    Exhibits

A -  Legal
B -  Personal Property
C -  Escrow Agreement
D -  Title Commitment
E -  Deed
F -  Bill of Sale
G -  Assignment and Assumption of Intangible Property
H -  Assignment and Assumption of Leases and Security Deposits
I -  Non-Foreign Affidavit
J -  Notice to Tenants
K -  Reciprocal Easement Agreement
L -  Easement Agreement